EXHIBIT 99.1

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

NEWS RELEASE

School Specialty Announces Fiscal Year 2018 First Quarter Financial Results

GREENVILLE, Wis., May 9, 2018 – School Specialty, Inc. (OTCQB: SCOO) (“School Specialty”, “SSI” or “the Company”), a leading distributor of supplies, furniture and both curriculum and supplemental learning resources to the education, healthcare and other marketplaces, today announced financial results for its fiscal 2018 first quarter ended March 31, 2018.

Joseph M. Yorio, President and Chief Executive Officer, stated, “In Q1, revenue grew primarily due to additional sales from Triumph Learning which we acquired in Q3 of 2017, and our gross margins continued to trend upward.  While orders and billings were light in the quarter, it has proven to be timing-related as orders in April were up over 26% year-over-year.  Our year-to-date orders are now showing growth consistent with our full year outlook.  What gives us increased confidence is that we’re seeing the uptick across the board and particularly in Supplies, which was up over 23% year-over-year, and the strength in April was across all geographic areas. Additionally, while operating losses and Adjusted EBITDA were unfavorable when compared with the first quarter in the prior year, the decreases were driven primarily by the adoption of a new accounting principle, which had a negative impact on the first quarter, but will not affect our full year results. Based on strong booking trends and traction we are making with key large districts across the country as our team-selling model matures, we’re anticipating a strong second quarter and remain on track to meet our full year guidance.”

Mr. Yorio continued, “We’re also building momentum with Principals, Superintendents and District Administrators with respect to the 21st Century Safe School value proposition. Our approach isn’t just about physical security. It ties together the social, emotional, physical, and mental safety components to advance student development and learning outcomes.  21st Century Safe School leverages our entire product offering, not just our proprietary safety and security products and services.  We are finding that schools, districts and state and local governments are increasingly looking for a partner that can address all facets of a 21st Century Safe School environment.  Recently, we’ve been supporting legislative initiatives to develop best practices in order to effectively utilize new school funding targeted for school and campus safety.  Further, we continue to expand our support for schools in their grant writing and funding efforts. We see great opportunities ahead to support our customers and help them offer a 21st Century Safe School to their community.”

Q1 Results (for the three months ended March 31, 2018 and April 1, 2017)

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In the first quarter of fiscal 2018, the Company adopted a new accounting principle (ASC 606) which addresses the timing of both revenue recognition and catalog costs.  While the Company expects the full year impact of ASC to be minimal as it relates to the Company’s revenues, gross profit, SG&A, and Adjusted EBITDA, the year-over-year comparability between quarters is impacted, particularly for the Company’s catalog expenses included in SG&A.  As ASC 606 requires catalog costs to be expensed as incurred instead of amortized over the related sales period (~1 year), it will result in an acceleration of catalog costs into the Company’s first and fourth quarters, with offsetting decreases in the Company’s second and third quarters.

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Consolidated revenues in the first quarter of fiscal 2018 were $99.3 million, an increase of $2.2 million or 2.2%, as compared to revenues of $97.1 million in the first quarter of fiscal 2017. Distribution segment revenues of $94.6 million increased by $2.7 million or 2.9%, as compared to $91.9 million in the prior year’s first quarter. The increases were primarily in the Company’s Instruction & Intervention (“I&I”) product category where revenues increased by $6.3 million or 102.5% due to the inclusion of revenues associated with the Triumph Learning acquisition. After adjusting for the impact of revenues from our Triumph Learning products, Distribution segment revenues are down in the first quarter by $4.3 million.

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Management believes this is entirely due to order timing as order volumes have increased significantly subsequent to quarter end.  Revenues from the Supplies product category decreased by approximately $4.7 million or 8.1%, due primarily to the timing of orders. Strong April orders through early May have confirmed this timing effect.

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Furniture segment revenues of $24.0 million increased by $1.4 million or 6.0% as compared to $22.6 million in the corresponding year-ago period.  April orders have continued to strengthen.

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Curriculum segment revenues of $4.7 million decreased as expected, by $0.5 million or 9.8%, as compared to revenues of $5.2 million due to limited state science adoption-related opportunities in 2018.  In addition, the Company converted a number of opportunities in Q4 2017 that has also contributed to a slower Q1 2018.

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Overall gross margin was 36.4% in the first quarter of fiscal 2018 as compared to 35.6% in the first quarter of 2017, an improvement of 80 basis points (“bps”).

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Distribution segment gross margin was 35.9% in the first quarter of fiscal 2018 as compared to 35.3% in the first quarter of fiscal 2017, an improvement of 60 bps. A shift in product mix, primarily related to the Triumph Learning products, contributed approximately 180 bps of gross margin improvement.  This increase was partially offset by higher product development amortization in the current year first quarter, which resulted in 40 bps of lower gross margin.  The remaining decrease in gross margin was related to the impact of certain pricing agreements which became effective after the first quarter of 2017 and changes to our pricing strategy.  Based on market analysis, the pricing strategy improved the competitiveness of our published prices on many commodity items, while increasing prices on many proprietary items.  The Company continues to expect the net impact of the new pricing strategy to be minimal over the full year.  We do anticipate margin pressure in the Supplies category in 2018 relating to certain strategic pricing agreements; however, increased sales in the Instruction & Intervention category are generally expected to offset this margin pressure.

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Curriculum segment gross margin was 46.7% for the three months ended March 31, 2018, as compared to 40.5% for the three months ended April 1, 2017.  Lower product development amortization in the current year first quarter resulted in 370 bps of the gross margin increase.  The remaining difference in gross margin is related to favorable cost variances as compared to prior year.

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Selling, General and Administrative (“SG&A”) expenses were $57.1 million in the first quarter of fiscal 2018 as compared to $47.5 million in the first quarter of 2017, an increase of $9.6 million.  The increase was attributable to several areas: the $4.2 million impact of the change in accounting principle associated with Accounting Standards Codification 606 (“ASC 606”) on our catalog expense; $4.5 million of SG&A associated with the Triumph Learning acquisition, of which $1.3 million was related to the integration that we completed in the first quarter; and $2.1 million of incremental depreciation and amortization.  The impact of ASC 606 on our catalog expenses affects the quarterly timing of the expense but does not affect the overall annual expense.  All other SG&A expenses were down approximately $1.2 million when comparing the fiscal 2018 and fiscal 2017 first quarters.  SG&A as a percent of revenue increased to 57.5% for the first quarter of fiscal 2018, as compared to 48.9% for the first quarter of 2017.

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The Company reported an operating loss of $21.3 million in the first quarter of fiscal 2018 as compared to an operating loss of $13.1 million in the first quarter of fiscal 2017.

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Interest expense of $3.5 million was down $0.6 million the first quarter of 2018 as the refinancing of the Company’s debt facilities in last year’s second quarter lowered the overall borrowing rate.

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The benefit from income taxes was $6.2 million for the three months ended March 31, 2018, as compared to $0.4 million for the three months ended April 1, 2017.  The Company’s effective rate was 24.8% in the first quarter of fiscal 2018.  The tax benefit recorded in the three months ended March 31, 2018 is expected to be entirely offset by tax provisions recognized against the net income expected to be generated over the remainder of fiscal 2018.

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Net loss was $18.7 million for the three months ended March 31, 2018 as compared to a net loss of $16.8 million in the comparable year-ago period.

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The Company reported an adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) loss of $12.0 million in the first quarter of fiscal 2018, as compared to an Adjusted EBITDA loss of $7.0 million in the comparable 2017 period.  The adoption of ASC 606 negatively impacted Adjusted EBITDA in the first quarter of 2018 by $4.1 million, due primarily to the acceleration of catalog costs.

Additional information on the Company’s outlook for 2018 can be found in the investor presentation on page 13, which will be published shortly under the Investor Relations section of the Company’s website.

School Specialty will be hosting a teleconference and webcast on Thursday, May 10, 2018 at 9:00 a.m. ET to discuss its results and outlook.  Speaking from management will be Joseph M. Yorio, President and Chief Executive Officer; Ryan M. Bohr, Executive Vice President and Chief Operating Officer; and Kevin Baehler, Executive Vice President and Chief Financial Officer.

Conference Call Information:

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Toll-free number: 844-882-7832 / International number: 574-990-9706 / Conference ID: 8177439

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Replay number: 855-859-2056 / International replay number: 404-537-3406 / Conference ID: 8177439

Interested parties can also participate on the webcast by visiting the Investor Relations section of School Specialty’s website at http://investors.schoolspecialty.com.  For those who are unable to participate on the live conference call and webcast, a replay will be available approximately one hour after the completion of the call.

About School Specialty, Inc.

School Specialty is a leading distributor of innovative and proprietary products, programs and services to the education marketplace. The Company designs, develops, and provides educators with the latest and very best school supplies, furniture and both curriculum and supplemental learning resources. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

Through its SSI Guardian subsidiary, the Company is also committed to school, healthcare and corporate workplace safety by offering the highest quality curriculum, training and safety and security products. Through its recently launched SOAR Life Products brand, the Company offers thousands of products that sharpen cognitive skills and build physical and mental strength in fun and creative ways. From childhood through adulthood, they help individuals live life to the fullest – engaged, happy and well. SOAR Life Products is a customized offering for hospitals, long-term care, therapeutic facilities, home care, surgery centers, day care centers, physician offices, and clinics. For more information about School Specialty, visit www.schoolspecialty.com.

Statement Concerning Forward-Looking Information

Any statements made in this press release about School Specialty’s future financial condition, results of operations, expectations, plans, or prospects constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," “projects,” “should,” "targets" and/or similar expressions.  These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the risk factors described in Item 1A of School Specialty's Form 10-K for the fiscal year ended December 30, 2017, which risk factors are incorporated herein by reference. Any forward-looking statement in this release speaks only as of the date on which it is made. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Non-GAAP Financial Information

This press release includes references to Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA represents net income (loss) adjusted for: provision for (benefit from) income taxes; purchase accounting deferred revenue adjustments; restructuring costs; restructuring-related costs included in SG&A; depreciation and amortization expense; amortization of development costs; net interest expense; and stock-based compensation.

The Company considers Adjusted EBITDA a relevant supplemental measure of its financial performance. The Company believes this non-GAAP financial measure provides useful supplemental information for investors regarding trends and performance of our ongoing operations and is useful for year-over-year comparisons of such results. We also use this non-GAAP financial measure in making operational and financial decisions and in establishing operational goals.

In summary, we believe that providing this non-GAAP financial measure to investors, as a supplement to GAAP financial measures, helps investors to (i) evaluate our operating and financial performance and future prospects, (ii) compare financial results across accounting periods, (iii) better understand the long-term performance of our core business, and (iv) evaluate trends in our business, all consistent with how management evaluates such performance and trends.

Adjusted EBITDA does not represent, and should not be considered, an alternative to net income or operating income as determined by GAAP, and our calculation may not be comparable to similarly titled measures reported by other companies.

Company Contacts

Ryan Bohr, EVP and Chief Operating Officer

Kevin Baehler, EVP and Chief Financial Officer

Ryan.bohr@schoolspecialty.com

Kevin.baehler@schoolspecialty.com

Tel: 920-882-5868

Tel: 920-882-5882

Investor and Media Relations Contact

Glenn Wiener

Gwiener@gwcco.com

Tel: 212-786-6011

Tables to Follow

SCHOOL SPECIALTY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In Thousands, Except Share and Per Share Amounts)

	March 31, 2018	December 30, 2017	April 1, 2017
ASSETS
Current assets:
Cash and cash equivalents	$ 10,276	$ 31,861	$ 5,586
Accounts receivable, less allowance for doubtful accounts	54,300	69,297	54,486
Inventories, net	102,232	77,162	98,146
Deferred catalog costs	-	3,450	8,950
Prepaid expenses and other current assets	15,425	14,121	11,923
Refundable income taxes	958	547	1,219
Total current assets	183,191	196,438	180,310
Property, plant and equipment, net	32,465	33,579	29,498
Goodwill	26,842	26,842	21,588
Intangible assets, net	36,164	37,163	34,148
Development costs and other	16,158	16,339	12,941
Deferred taxes long-term	9,355	2,046	187
Total assets	$ 304,175	$ 312,407	$ 278,672

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities - long-term debt	$ 30,400	$ 10,989	$ 8,753
Accounts payable	34,544	26,591	36,782
Accrued compensation	4,423	11,995	4,405
Contract liabilities	5,113	3,454	2,099
Accrued royalties	1,946	5,699	460
Other accrued liabilities	10,048	15,442	10,577
Total current liabilities	86,474	74,170	63,076
Long-term debt - less current maturities	130,489	130,574	133,460
Other liabilities	785	172	167
Total liabilities	217,748	204,916	196,703

Stockholders' equity:
Preferred stock, $0.001 par value per share, 500,000
shares authorized; none outstanding	-	-	-
Common stock, $0.001 par value per share, 50,000,000 shares
authorized; 7,000,000 shares outstanding	7	7	7
Capital in excess of par value	123,655	123,083	121,429
Accumulated other comprehensive loss	(1,661)	(1,425)	(1,739)
Retained earnings (accumulated deficit)	(35,574)	(14,174)	(37,728)
Total stockholders' equity	86,427	107,491	81,969
Total liabilities and stockholders' equity	$ 304,175	$ 312,407	$ 278,672

SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	For the Three Months Ended
	March 31, 2018	April 1, 2017

Revenues	$ 99,287	$ 97,110
Cost of revenues	63,166	62,586
Gross profit	36,121	34,524
Selling, general and administrative expenses	57,138	47,468
Facility exit costs and restructuring	311	173
Operating loss	(21,328)	(13,117)
Other expense:
Interest expense	3,506	4,050
Loss before benefit from income taxes	(24,834)	(17,167)
Benefit from income taxes	(6,156)	(392)
Net loss	$ (18,678)	$ (16,775)

Weighted average shares outstanding:
Basic	7,000	7,000
Diluted	7,000	7,000

Net Loss per Share:
Basic	$ (2.67)	$ (2.40)
Diluted	$ (2.67)	$ (2.40)

	March 31, 2018	April 1, 2017
Adjusted EBITDA reconciliation:
Net income (loss)	$ (18,678)	$ (16,775)
Provision for (benefit from) income taxes	(6,156)	(392)
Purchase accounting deferred revenue adjustment	373	-
Restructuring costs	311	173
Restructuring-related costs incl in SG&A	1,298	894
Depreciation and amortization expense	5,458	3,326
Amortization of development costs	1,304	1,111
Net interest expense	3,506	4,050
Stock-based compensation	572	580
Adjusted EBITDA	$ (12,012)	$ (7,033)